Muller Data Corporation
A Thomson Financial Services Company
395 Hudson Street
New York, NY  10014-3622
Telephone (212) 807-3800

September 8, 1995

Glickenhaus & Co., Inc.
6 East 43rd Street
New York, New York  10017

Lebenthal & Co., Inc.
120 Broadway
New York, New York  10003

RE:  EMPIRE STATE MUNICIPAL EXEMPT TRUST
         Guaranteed Series 99 - Post-effective Amendment No. 2
         Series 71 - Post-effective Amendment No. 2

Gentlemen:

We have examined the post-effective Amendment to the Registration Statement File No. 33-49993 for the above captioned trusts. We hereby acknowledge that Muller Data Corporation is currently acting as the evaluator for the trusts. We hereby consent to the use in the Amendment of the reference to Muller Data Corporation as evaluator.

In addition, we hereby confirm that the ratings indicated in the above referenced Amendment to the Registration Statement for the respective bonds comprising the trusts portfolios are the ratings currently indicated in our Muniview data base.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

----------------
Mario S. Buscemi
Chief Operating officer

MBS:tg